Exhibit 99.1

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CCG Investor Relations 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 Crocker Coulson, President crocker.coulson@ccgir.com	Excelligence Learning Corporation 2 Lower Ragsdale Drive, Suite 200 Monterey, CA 93940 (831) 333-2000 Vikas Arora, VP & General Counsel varora@excelligencemail.com

FOR IMMEDIATE RELEASE

Excelligence Learning Corporation Announces

Fourth Quarter and FY 2004 Results

•    Total 2004 Revenues Reach Record $121.3 Million

•    Fourth Quarter Revenues up 20.0% to $21.5 Million

Monterey, CA, March 14, 2005 – Excelligence Learning Corporation (NasdaqSC: LRNS), a leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, today reported financial and operating results for the fourth quarter and fiscal year ending December 31, 2004.

Fourth Quarter 2004

Total revenues for the fourth quarter of 2004 increased 20.0% to $21.5 million, compared to $17.9 million for the same period last year. The Early Childhood division grew by 20.7% over the prior-year period, while the Elementary School division improved by 14.8% compared to 2003. The Company’s gross profit for the quarter advanced by 14.0% to $6.8 million, as compared to $6.0 million for the same period a year earlier. Operating loss for the quarter narrowed to $(2.8) million, compared to $(2.9) million for the same period last year. Net loss for the fourth quarter was $(1.3) million, or $(0.15) per share, as compared to net income of $0.8 million, or $0.09 per share, for the prior year. Over $2.2 million in additional tax benefits in 2003 (described in detail below) masked the Company’s improved operating performance for 2004.

Full Year 2004

Total revenues for 2004 increased 10.3% to $121.3 million from $109.9 million in 2003. The Early Childhood division’s revenues grew by 16.1% to $91.1 million from $78.5 million in 2003, while revenues in the Elementary School division fell by 4.0% to $30.2 million, compared to $31.4 million in 2003. Operating income for 2004 was $3.1 million, compared to $4.6 million for last year. Net income for the year totaled $2.0 million, or $0.22 per share, as compared to $7.8 million, or $0.91 per share, for the prior year. As previously reported, the financial results for the fiscal year ended December 31, 2003 benefited from two non-recurring tax adjustments. The first adjustment resulted from a change in tax law (an Internal Revenue Service notice related to Section 382) that provided the Company with an adjustment of $2.4 million in fiscal year 2003 for additional net operating losses. The second tax adjustment was a $2.8 million change to the valuation allowance against net operating losses, which the Company expects to be able to utilize in the future.

“2004 was a positive year for the Company in terms of overall revenue growth,” stated Ron Elliott, Excelligence’s Chief Executive Officer. “Our total revenues for the year surpassed our 2004 full year guidance, and our operating income fell within our prior estimates and was consistent with historic trends for this time in our reporting cycle. Our Early Childhood segment showed strong growth throughout 2004, with its strongest performance in the fourth quarter, as a result of our consistent focus on developing and introducing new product offerings, increasing customer solicitation and improving the targeting and appeal of our sales and marketing strategies. While our Elementary School segment’s 2004 performance was negatively impacted by warehouse order fulfillment challenges earlier in the year, the Company has since taken steps to right-size its distribution facilities and improve its fulfillment processes. Based on these efforts, we anticipate that our Elementary School division will return to being efficient and profitable in 2005.”

“The competitive environment and increased freight and shipping costs continue to burden our industry. However, our competitive advantage in having four warehouses across the country allows us to exert pressure on our competitors by offering customers a lower threshold for free freight. Adopting a freight policy based on this advantage proved successful in 2004, as evidenced by the 16.1% growth in the Early Childhood segment. We will continue our initiative to grow market share, but we also plan to increase our margin by sourcing more product from China, introducing higher-margin proprietary products under our newly-redesigned Colorations® brand and making limited increases in pricing that still allow us to remain very competitive,” said Mr. Elliott.

“We take our responsibility as a trusted educational resource for our nation’s preschools very seriously, and we plan on delivering on our customers’ trust by maintaining our superior customer service, record of timely delivery, and premier product assortment,” explained Mr. Elliott.

The Company’s gross profit for 2004 represented a 4.1% increase over the 2003 amount, reaching $41.2 million from $39.5 million in 2003. All of the increase in gross profit came from the Early Childhood division, which grew by 10.1%, or $2.9 million. Gross profit gains for the year did not keep pace with revenue gains because of the market share initiative mentioned above, as well as the significant growth in the Company’s drop ship business, which operates at a lower gross profit percentage than the Company’s traditional lines of business.

Selling, general and administrative (SG&A) expenses were $37.9 million for the year, compared to $34.6 million for 2003. The increase in SG&A was primarily attributable to legal fees associated with the Company pursuing a complaint against a former employee and a competitor, costs associated with increasing catalog circulation, higher wages for increased headcount to strengthen the Company’s merchandising and marketing efforts, and costs associated with consolidation of the Elementary School segment’s warehouses.

As of December 31, 2004, the Company had $2.7 million in cash and cash equivalents, no borrowings under its credit facility, $25.0 million in working capital, and $42.4 million in stockholders’ equity. For 2004, the Company generated $581,000 in positive cash from operations.

Business Outlook

For the full fiscal year 2005, the Company expects net revenues of between $125.0 and $135.0 million, with operating income expected to fall between $5.0 and $8.0 million.

“Looking forward, we feel that we have the right people, processes and strategic direction in place to position the Company for stronger revenue growth. We are also aggressively refining our cost structure, and believe these greater cost efficiencies will help ensure that the Company realizes a sustained upward level of profitability, which we believe will be evidenced by the percentage increase in profit we hope to achieve in 2005,” concluded Mr. Elliot.

Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-356-3926. International callers should dial 706-679-5291. There is no pass code required for this call. If you are unable to participate in the call at this time, a replay will be available on Monday, March 14 at 3:00 p.m. Pacific Time, through Monday, March 21 at 9:00 p.m. Pacific Time. To access the replay, dial 800-642-1687 and enter the conference ID number 4166243.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on Excelligence’s website at www.excelligencelearning.com. To listen to the live call, please go to Excelligence’s website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Excelligence’s website for 90 days.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With proprietary product offerings and a multi-channel distribution strategy, the Company helps to further children’s education and to reinforce the connection between children’s learning at school and at home. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels to early childhood professionals and parents. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. These products are then resold as a fundraising device for the benefit of a particular school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties, including, but not limited to, the Company’s ability to diversify product offerings or expand in new and existing markets; changes in general economic and business conditions and in the educational products or e-retailing industry in particular; the impact of competition, specifically, if competitors were to either adopt a more aggressive pricing strategy than the Company or develop a competing line of proprietary products; the level of demand for the Company’s products; fluctuations in currency exchange rates, which could potentially result in a weaker U.S. dollar in overseas markets, increasing the Company’s cost of inventory purchased; and other factors discussed in the Company’s filings with the SEC. The forward-looking statements in this earnings release are made as of March 14, 2005, and Excelligence Learning Corporation is under no obligation to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

- Financial Tables Follow –

EXCELLIGENCE LEARNING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
Revenues	$21,497	$17,907	$121,286	$109,921
Cost of goods sold	14,678	11,927	80,133	70,427

Gross profit	6,819	5,980	41,153	39,494

Operating expenses:
Selling, general and administrative	9,558	8,845	37,855	34,578
Amortization of goodwill and other intangible assets	43	61	173	279

Operating income (loss)	(2,782)	(2,926)	3,124	4,637

Other (income) expense:
Interest expense	5	4	89	261
Debt extinguishment and other income	—	—	—	216
(Gain)/Loss on sale of assets	1		(5)
Interest income	(5)	(5)	(9)	(14)

Income (loss) before income taxes	(2,784)	(2,925)	3,050	4,174
Income tax expense (benefit)	(1,497)	(3,716)	1,091	(3,637)

Net income (loss)	$(1,287)	$791	$1,959	$7,811

Net Income Per Share Calculation:

Income per share—basic and diluted	$(0.15)	$0.09	$0.22	$0.91
Weighted average shares used in basic and diluted per share calculation	8,838,434	8,631,745	8,776,987	8,536,314

EXCELLIGENCE LEARNING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value and share amounts)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$2,657	$3,620
Accounts receivable, net of allowance for doubtful accounts of $385 and $481, respectively	8,521	5,480
Inventories	16,434	15,133
Prepaid expenses and other current assets	3,281	2,937
Deferred income taxes	444	1,214

Total current assets	31,338	28,384
Property and equipment, net	4,401	4,070
Deferred income taxes	6,086	6,367
Other assets	238	307
Goodwill	5,878	5,878
Other intangible assets, net	745	918

Total assets	$48,686	$45,924

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,686	$3,018
Accrued expenses	2,607	2,955
Income (benefit) taxes payable	(132)	234
Other current liabilities	163	186

Total liabilities	6,324	6,393

Redeemable common shares, 0 and 100,000 shares authorized, issued and outstanding at December 31, 2004 and 2003, respectively	—	400

Equity:
Common stock, $0.01 par value; 15,000,000 shares authorized; 8,840,354 and 8,549,423 shares issued and outstanding at December 31, 2004 and 2003, respectively	88	85
Additional paid-in capital	63,070	62,353
Deferred stock compensation	(368)	(920)
Accumulated deficit	(20,428)	(22,387)

Total equity	42,362	39,131

Total liabilities and equity	$48,686	$45,924